Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated December 13, 2017, with respect to the consolidated statements of financial condition of Charter Financial Corporation as of September 30, 2017 and 2016, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2017, and the effectiveness of internal control over financial reporting as of September 30, 2017, incorporated herein by reference.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

September 20, 2018